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                                                            Exhibit (d)(16)(iii)

                               AMENDMENT NO. 1 TO
                              AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

     AMENDMENT NO. 1 to Amended and Restated Investment Advisory Agreement ("Amendment No. 1"), dated as of December 12, 2003, between The Equitable Life Assurance Society of the United States, a New York stock life insurance corporation (the "Manager") and Wellington Management Company, LLP, a limited liability partnership organized under the laws of the Commonwealth of Massachusetts ("Adviser"), with respect to the AXA Premier Funds Trust.

     The Manager and the Adviser agree to modify and amend the Amended and Restated Investment Advisory Agreement (the "Agreement") dated as of August 18, 2003 between them as follows:

     1. Fund. The Manager hereby appoints the Adviser as one of the investment advisers for the AXA Premier Technology Fund on the terms and conditions set forth in the Agreement.

     2. Appendix A. Appendix A to the Agreement, setting forth the Funds of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Fund, is hereby replaced in its entirety by Appendix A attached hereto.

     Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

WELLINGTON MANAGEMENT COMPANY, LLP   THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE
                                     UNITED STATES


By: /s/ Jonathan M. Payson           By: /s/ Peter D. Noris
    ------------------------------       ---------------------------------------
Name: Jonathan M. Payson                 Peter D. Noris
Title: Senior Vice President             Executive Vice President

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                                   APPENDIX A
                               TO AMENDMENT NO. 1
                             TO AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT
                                      WITH
                       WELLINGTON MANAGEMENT COMPANY, LLP

Fund                                    Annual Advisory Fee Rate**
----                                    --------------------------
AXA Premier Health Care Fund*           0.65% of the Wellington Allocated
                                        Portion's average daily net assets up to and including $50 million; 0.55% of the Wellington Allocated Portion's average daily net assets in excess of $50 million up to and including $100
                                        million; and 0.45% of the Wellington
                                        Allocated Portion's average daily net
                                        assets in excess of $100 million

Small/Mid Cap Value Portfolios, which   0.55% of the Wellington Allocated
shall consist of the following          Portions' average daily net assets up to
Allocated Portion and Other Allocated   and including $200 million; 0.45% of the
Portion*** (collectively referred to    Wellington Allocated Portion's average
as "Small/Mid Cap Value Portfolios"):   daily net assets in excess of $200
                                        million

   AXA Premier Small/Mid Cap Value
      Fund*
   AXA Premier VIP Small/Mid Cap
      Value Portfolio*

Technology Portfolios, which shall      0.65% of the Wellington Allocated
consist of the following Allocated      Portions' average daily net assets up to
Portion and Other Allocated             and including $50 million; 0.55% of the
Portion*** (collectively referred to    Wellington Allocated Portions' average
as "Technology Portfolios"):            daily net assets in excess of $50
                                        million up to and including $100
   AXA Premier Technology Fund*         million; and 0.45% of the Wellington
   AXA Premier VIP Technology           Allocated Portions' average daily net
      Portfolio*                        assets in excess of $100 million
   EQ/Technology Portfolio*

*Fee to be paid with respect to this Fund shall be based only on the portion of the Fund's average daily net assets advised by the Adviser, which may be referred to as the "Wellington Allocated Portion."

** The daily advisory fee for the Wellington Allocated Portion is calculated by multiplying the aggregate net assets of the Wellington Allocated Portion at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.

***Other Allocated Portions are other registered investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as "Small/Mid Cap Value Portfolios" or "Technology Portfolios", respectively.